Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

AND ASSET PURCHASE AGREEMENT

With respect to the Merger

and related transactions contemplated herein,

is by and among

HORIZON HEALTH CORPORATION,

HHC DELAWARE, INC.,

HHC REALTY INVESTMENTS, LLC

AND DELAWARE INVESTMENT ASSOCIATES, LLC

and

With respect to the purchase and sale of the Focus DE Assets and related transactions contemplated herein,

is by and between

HHC DELAWARE, INC.

AND FOCUS HEALTHCARE OF DELAWARE, LLC

Dated as of January 30, 2006

TABLE OF CONTENTS

		Page No.

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2

ARTICLE 2 MERGER OF MERGER SUB WITH AND INTO DIA		6
2.1	Merger	6
2.2	Filings; DE Effective Time	7
2.3	Effects of Merger	7
2.4	Certificate of Formation; Limited Liability Company Agreement	7
2.5	Officers	7
2.6	Impact on Limited Liability Company Interests	7
2.7	Merger Purchase Price	8

ARTICLE 3 PURCHASE AND SALE OF FOCUS DE ASSETS		8
3.1	Transfer of Focus DE Assets	8
3.2	Focus DE Excluded Assets	8
3.3	Focused DE Assumed Liabilities	8
3.4	Focus DE Excluded Liabilities	8
3.5	Focus DE Asset Purchase Price	8
3.6	Focus DE Purchase Price Adjustment	9

ARTICLE 4 DE CLOSING		9
4.1	DE Closing Date	9
4.2	Items to be Delivered by DIA or Focus DE at DE Closing	9
4.3	Items to be Delivered by Horizon, Merger Sub and HHC Delaware at the DE Closing	11
4.4	Net Assets Adjustments	12
4.5	Risk of Loss.	12
4.6	Seller Representative	12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		12
5.1	Representations from Amended Focus Agreement	12
5.2	Additional Representations and Warranties of DIA	13

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF HORIZON		14

ARTICLE 7 COVENANTS OF COMPANIES		14
7.1	Amended Focus Agreement Covenants	14
7.2	Additional Negative Covenants	15
7.3	Additional Affirmative Covenants	15
7.4	Additional Covenants Relating to Obtaining HUD Approval	15

ARTICLE 8 COVENANTS OF HORIZON		16

i

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES		16

ARTICLE 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF HORIZON		16
10.1	Amended Focus Agreement Conditions Precedent to Obligations of Horizon	16
10.2	Additional Conditions Precedent to Obligations of Horizon	16

ARTICLE 11 TERMINATION		17
11.1	Termination	17
11.2	Effect of Termination; Other Matters	17

ARTICLE 12 POST-CLOSING MATTERS		18

ARTICLE 13 SURVIVAL AND INDEMNIFICATION		18

ARTICLE 14 TAX AND COST REPORT MATTERS		18
14.1	Tax and Cost Report Matters	18

ARTICLE 15 MISCELLANEOUS PROVISIONS		19
15.1	Governing Law	19
15.2	Notices	19

ii

TABLE OF DEFINED TERMS

Term	Page
Agreement	1
Amended Focus Agreement	1
Certificate of Merger	7
DE Asset Purchase	2
DE Assignment of Lease	10
DE Closing	9
DE Closing Date	9
DE Effective Time	7
DE Facility	1
DE Lease	10
DE Transactions	2
Delaware LLC Act	7
DIA	1
DIA Assets	1
DIA Bill of Sale	10
DIA Excluded Assets	2
DIA Excluded Liabilities	3
DIA Retained Indebtedness	5
DIA Retained Liabilities	5
Execution Date	1
First Closing Cash Amount	9
Focus	1
Focus DE	1
Focus DE Asset Purchase Price	8
Focus DE Assets	5
Focus DE Assumed Liabilities	6
Focus DE Excluded Assets	6
Focus DE Excluded Liabilities	6
HHC Delaware	1
HHC Delaware Bill of Sale	10
Horizon	1
HUD	2
HUD Approval	2
HUD Escrow Funds	8
HUD Lender	6
HUD Loan	6
Liens	10
Members	1
Merger	6
Merger Purchase Price	8

1

Merger Sub	1
Original Purchase Agreement	1
Parties	1
Party	1
Restatement Execution Date	1
Second Closing Cash Amount	9
Seller Representative	12
Surviving Company	7

2

AGREEMENT AND PLAN OF MERGER AND

ASSET PURCHASE AGREEMENT

This AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of January, 2006 (the “Restatement Execution Date”), and with respect to the Merger (defined below) and related transactions contemplated herein, is by and among HORIZON HEALTH CORPORATION, a Delaware corporation whose chief executive office is located in Lewisville, Texas (“Horizon”), HHC DELAWARE, INC., a Delaware corporation that is an indirect, wholly-owned subsidiary of Horizon (“HHC Delaware”), HHC REALTY INVESTMENTS, LLC, a Delaware limited liability company that is wholly-owned by HHC Delaware (“Merger Sub”), and DELAWARE INVESTMENT ASSOCIATES, LLC, a Delaware limited liability company (“DIA”), and, with respect to the purchase and sale of the Focus DE Assets (defined below) and related transactions contemplated herein, is by and between HHC Delaware and FOCUS HEALTHCARE OF DELAWARE, LLC, d/b/a Meadowood Behavioral Health System, a Delaware limited liability company (“Focus DE”). DIA and Focus DE are sometimes individually referred to as a “Company” and collectively as the “Companies”, and Horizon, HHC Delaware, Merger Sub, DIA and Focus DE are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

R E C I T A L S:

A. DIA owns certain real property and other assets (the “DIA Assets”) used by Focus DE in connection with operating a fifty-three (53) licensed bed freestanding behavioral health facility named Meadowood Behavioral Health System and located in New Castle, Delaware (the “DE Facility”), and Focus DE operates the DE Facility and owns the Focus DE Assets (defined below).

B. Horizon, Focus Healthcare, LLC, a California limited liability company (“Focus”), and other Sellers named therein (including the Companies) previously entered into an Asset Purchase Agreement (Focus) (the “Original Purchase Agreement”) dated as of December 9, 2005 (the “Execution Date”), pursuant to which Sellers agreed to sell, and Horizon agreed to purchase, all of the real property and other assets owned by each Seller, including the assets of the Companies, other than certain excluded assets specified in the Original Purchase Agreement.

C. The parties to the Original Purchase Agreement, including Horizon and the Companies, have, simultaneously with execution of this Agreement, entered into an amendment and restatement of the Original Purchase Agreement (the “Amended Focus Agreement”) to, among other amendments, provide that (i) instead of Horizon acquiring the assets of DIA, it is in the best interests of the parties thereto that (A) Merger Sub merge with and into DIA, (B) DIA survive such Merger, (C) the members of DIA, Byron DeFoor and Nelson Bowers (the “Members”), receive the Merger consideration hereinafter provided for, and (D) upon consummation of the Merger, HHC Delaware become the sole member of the Surviving Company, and (ii) instead of Horizon acquiring the assets of Focus DE, it is in the best interests of the parties thereto that HHC Delaware acquire the Focus DE Assets (the “DE Asset

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 1

Purchase”), in exchange for the Focus DE Asset Purchase Price hereinafter provided for, and (iii) in each case, to condition the closing of such transactions upon receipt of all necessary approvals and consents from the U.S. Department of Housing and Urban Development (“HUD”) to consummate the transactions contemplated by this Agreement (the “HUD Approval”) or upon repayment in full of the HUD Loan as provided in Section 4.14 of the Amended Focus Agreement.

D. As a result of the amendments entered into with respect to the Original Purchase Agreement, the Parties hereto desire to enter into this Agreement to further carry out the intent of the parties to the Amended Focus Agreement, that, promptly upon receipt of all necessary HUD Approvals or upon repayment in full of the HUD Loan as provided in Section 4.14 of the Amended Focus Agreement and satisfaction of the other conditions provided for herein, (i) the assets to be acquired from DIA shall be acquired pursuant to the Merger described herein, (ii) certain DIA Excluded Assets and DIA Excluded Liabilities shall be conveyed to Focus DE by DIA, (iii) the Focus DE Assets shall be acquired by HHC Delaware from Focus DE pursuant to the DE Asset Purchase, and (iv) the Parties effect certain other transactions provided for herein (all such transactions collectively, the “DE Transactions”).

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context hereof otherwise requires,

(a) all capitalized terms that are not defined in this Agreement shall have the meanings set forth for such terms in the Amended Focus Agreement, except that (i) references in such defined terms (A) to “this Agreement” shall mean this Agreement, and (B) to “Purchaser” shall mean Horizon, and (C) to any “Seller” shall mean DIA or Focus DE, as the case may be, and (ii) other appropriate adjustments to such terms shall be made as shall be appropriate for the different types of transactions contemplated by the Amended Focus Agreement (which contemplates asset transactions) and this Agreement (which in addition to the purchase of the Focus DE Assets, also contemplates a merger of entities, one of which is a Seller under the Amended Focus Agreement);

(b) the rules relating to definitions established in Section 1.1(a) through (g) of the Amended Focus Agreement shall be applicable to this Agreement;

(c) notwithstanding whether the following terms (or similar terms) are defined in the Amended Focus Agreement, the following terms shall have the meanings specified below in this Agreement:

(i) “DIA Excluded Assets” means the following assets of DIA:

(A) the Excluded Contracts, other than the DE Lease, including those Excluded Contracts to which DIA is a party and that are listed in Schedule 1.3(b) to the Amended Focus Agreement;

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(B) all records of DIA relating to DIA Excluded Assets or DIA Excluded Liabilities to the extent that neither DIA nor Horizon needs the same in connection with the ongoing activities of the DE Facility, the DIA Assets, or the DIA Retained Liabilities;

(C) any reserves or prepaid expenses to the extent related to DIA Excluded Assets or DIA Excluded Liabilities; and

(D) all claims, rights, causes of action and chooses in action relating to DIA Excluded Assets or DIA Excluded Liabilities.

(ii) “DIA Excluded Liabilities” shall include the following liabilities of DIA:

(A) all liabilities and obligations of DIA which are not specifically included in the DIA Retained Liabilities;

(B) all liabilities and obligations of DIA arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation of the DE Facility or any of the DIA Assets prior to the DE Effective Time, which are not specifically included in the DIA Retained Liabilities;

(C) all liabilities and obligations of DIA to any employee of DIA or any Facility Worker, including salary, wages, benefits, accrued unpaid vacation and sick pay and related Taxes occurring on or prior to the DE Effective Time, which are not specifically included in the DIA Retained Liabilities;

(D) all liabilities and obligations of DIA arising under or in connection with or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits or Plans of any kind for DIA’s employees or former employees, or any Facility Workers or former Facility Workers, including all liabilities and obligations of DIA for matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Plans, and all administrative costs associated with any such Plans occurring on or prior to the DE Effective Time; in each case which are not specifically included in the DIA Retained Liabilities;

(E) all liabilities and obligations of DIA under any employment, severance, retention or termination agreement with any present or former employee of any Owner or any Related Person of any Owner or with any present or former Facility Worker occurring on or prior to the DE Effective Time;

(F) all liabilities and obligations of DIA arising out of or relating to any employee or Facility Worker grievance to the extent arising out of any facts or circumstances occurring at or prior to the DE Effective Time, whether or not the affected employees or Facility Workers are hired by or leased to Horizon;

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(G) except as provided in clause (B) of the definition of DIA Retained Liabilities, all liabilities and obligations of DIA to any Owner or to any Related Person of any Owner;

(H) all liabilities and obligations of DIA relating to Seller Cost Reports with respect to periods ending at or prior to the DE Effective Time;

(I) all liabilities and obligations of DIA with respect to refund, recoupment, set-off and other liabilities arising out of billings to third-party payors, including Medicare and Medicaid, for services rendered to patients of the DE Facility at or prior to the DE Effective Time;

(J) all liabilities and obligations of DIA for violations of any Legal Requirement, including the Anti-Kickback Law, the False Claims Act, the Stark Law and other Legal Requirements pertaining to Medicare, Medicaid or health care fraud or abuse to the extent arising out of any facts or circumstances occurring at or prior to the DE Effective Time;

(K) all liabilities and obligations of DIA under any Contract or Lease that is a DIA Retained Liability, which liability or obligation arises after the DE Effective Time but arises out of or relates to any breach or default by DIA that occurred at or prior to the DE Effective Time;

(L) all liabilities and obligations of DIA under any of the Excluded Contracts;

(M) except as provided in Section 1.11 of the Amended Focus Agreement (relating to proration of property taxes) and the third sentence of Section 12.9 of the Amended Focus Agreement (relating to transfer Taxes), all liabilities and obligations of DIA for (i) any Taxes arising as a result of the operation of the DE Facility or other operations of DIA, or the ownership of any DIA Assets, prior to the DE Effective Time, (ii) any Taxes with respect to DIA that arise or will arise as a result of the Merger or transfer of DIA Excluded Assets or assumption of DIA Excluded Liabilities pursuant to this Agreement, (iii) any liability or obligation of DIA to pay the Taxes of any other Person under any tax sharing, tax allocation or tax indemnity agreement entered into prior to the DE Effective Time, and (iv) any liability or obligation of DIA for Taxes of any Person attributable to periods prior to the DE Effective Time arising under any joint and several liability, transferee or successor liability or other similar theory of liability;

(N) all liabilities and obligations of DIA arising out of or resulting from DIA’s compliance or noncompliance with any Legal Requirement or order, injunction, judgment, decree, ruling, assessment or arbitration award of any government, governmental agency, governmental authority, governmental body, court or arbitrator that occurred at or prior to the DE Effective Time;

(O) all liabilities and obligations of DIA in connection with claims of professional malpractice for acts or omissions that occurred at or prior to the DE Effective Time;

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(P) all liabilities and obligations of DIA arising out of any Proceeding pending as of the DE Effective Time;

(Q) all liabilities and obligations of DIA arising out of any Proceeding commenced after the DE Effective Time to the extent arising out of or relating to any occurrence or event happening at or prior to the DE Effective Time;

(R) all liabilities and obligations of DIA for commissions or fees owed to any finder or broker in connection with the DE Transactions; and

(S) all liabilities and obligations of DIA under this Agreement or any other document executed in connection with the DE Transactions that occurred at or prior to the DE Effective Time.

(iii) “DIA Retained Liabilities” means only the following liabilities and obligations of DIA:

(A) liabilities and obligations of DIA under the Contracts, but only to the extent such liabilities and obligations either (i) arise after the DE Effective Time, or (ii) are specifically included as Current Liabilities in the Closing Date Net Assets Calculation under the Amended Focus Agreement; provided, however, that the DIA Retained Liabilities do not include any liability or obligation arising out of or relating to any breach or default by DIA that occurred at or prior to the DE Effective Time;

(B) liabilities and obligations of DIA under the DE Lease, but only to the extent such liabilities and obligations either (i) arise after the DE Effective Time, or (ii) are specifically included as Current Liabilities in the Closing Date Net Assets Calculation under the Amended Focus Agreement; provided, however, that the DIA Retained Liabilities do not include any liability or obligation arising out of or relating to any breach or default by DIA of the DE Lease that occurred at or prior to the DE Effective Time;

(C) DIA’s accounts payable and other current liabilities, but only to the extent specifically included as Current Liabilities in the Closing Date Net Assets Calculation under the Amended Focus Agreement; and

(D) all liabilities of DIA for the outstanding principal and unpaid accrued interest (but not prepayment penalties or fees, if any, owed or payable as of the DE Effective Time as a result of any prepayment on the HUD Loan in whole or in part at or prior to such time) as of the DE Effective Time under the terms of the HUD Loan and to the extent liabilities arise under the terms of the HUD Loan after the DE Effective Time (the “DIA Retained Indebtedness”); provided, however, that if the HUD Loan is prepaid in full as contemplated by Section 4.14 of the Amended Focus Agreement, then notwithstanding anything to the contrary herein or in the Amended Focus Agreement, the DIA Retained Liabilities shall not include any of the DIA Retained Indebtedness or any other liabilities or obligations of DIA relating to the HUD Loan.

(iv) “Focus DE Assets” means the Assets (as defined in the Amended Focus Agreement) of Focus DE (other than any such Assets of Focus DE conveyed to Purchaser or any Designee at the Closing under the Amended Focus Agreement relating to Facilities other

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than the DE Facility), except that for purposes of this Agreement, the proviso at the end of such definition shall be omitted other than the phrase “provided, however, that notwithstanding anything to the contrary, the Assets shall not include the Excluded Assets,” any reference to the “Effective Time” shall refer to the “DE Effective Time,” and any reference to the “Closing Date” shall refer to the “DE Closing Date.”

(v) “Focus DE Assumed Liabilities” shall mean the Assumed Liabilities (as defined in the Amended Focus Agreement) of Focus DE (other than any such Assumed Liabilities of Focus DE assumed by Purchaser or any Designee at the Closing under the Amended Focus Agreement relating to Facilities other than the DE Facility), except that for purposes of this Agreement, the proviso at the end of such definition shall be omitted, and any reference in such definition to the “Effective Time” shall refer to the “DE Effective Time” and any reference to the “Closing Date” shall refer to the “DE Closing Date”; provided, however, that if the HUD Loan is prepaid in full as contemplated by Section 4.14 of the Amended Focus Agreement, then notwithstanding anything to the contrary herein or in the Amended Focus Agreement, the Focus DE Assumed Liabilities shall not include any liabilities or obligations of Focus DE relating to the HUD Loan.

(vi) “Focus DE Excluded Assets” shall mean the Excluded Assets (as defined in the Amended Focus Agreement) of Focus DE except that for purposes of this Agreement, the proviso at the end of such definition shall be omitted, and any reference in such definition to “Assets” shall refer to the “Focus DE Assets,” any reference to “Assumed Liabilities” shall refer to the “Focus DE Assumed Liabilities” and any reference to “Excluded Liabilities” shall refer to the “Focus DE Excluded Liabilities.”

(vii) “Focus DE Excluded Liabilities” shall mean the Excluded Liabilities (as defined in the Amended Focus Agreement) of Focus DE except that for purposes of this Agreement, the proviso at the end of such definition shall be omitted, and any reference in such definition to the “Effective Time” shall refer to the “DE Effective Time” and any reference to the “Closing Date” shall refer to the “DE Closing Date.”

(viii) “HUD Loan” means that certain Mortgage Note, dated September 6, 2001, in the original principal amount of $7,284,500 from DIA, as maker, payable to the order of AMI Capital, Inc., a Delaware corporation, as payee (the “HUD Lender”), which is insured by HUD and secured by the Mortgage between DIA and HUD Lender, dated September 6, 2001, and recorded on September 6, 2001 in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware, in Instrument No. 20010906-0073583.

Other capitalized terms used in this Agreement have the respective meanings assigned to such terms elsewhere in this Agreement. For ease of reference, the page containing the definition of each such capitalized term is listed in the table of defined terms included elsewhere as a part of this Agreement.

ARTICLE 2

MERGER OF MERGER SUB WITH AND INTO DIA

2.1 Merger. On the terms and subject to the conditions set forth in this Agreement, at the DE Effective Time, Merger Sub shall merge with and into DIA (the “Merger”), and the

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 6

separate existence of Merger Sub shall cease. DIA shall survive the Merger (the “Surviving Company”).

2.2 Filings; DE Effective Time. On the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or before the DE Closing Date, in order to effect the Merger (a) a Certificate of Merger in form and substance reasonably satisfactory to Horizon and DIA (the “Certificate of Merger”) shall be completed in accordance with this Agreement and then such Certificate of Merger shall be executed and delivered to the Secretary of State of Delaware for filing as provided in Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and (b) the Parties shall execute and deliver such other documents or certificates and take such other actions as may be reasonably required to effect the Merger and consummate the DE Transactions. The Merger shall become effective at such time as is mutually agreed to by Horizon and DIA (which date shall be as soon as reasonably possible after the HUD Approvals are obtained or the HUD Loan has been prepaid in full in accordance with Section 4.14 of the Amended Focus Agreement) and set forth in the Certificate of Merger so long as such date is after the date on which all necessary HUD Approvals have been obtained or the HUD Loan has been prepaid in full in accordance with Section 4.14 of the Amended Focus Agreement (the “DE Effective Time”).

2.3 Effects of Merger. The Merger shall have the effects set forth in this Agreement, in Section 18-209 of the Delaware LLC Act, and in other applicable provisions of the Delaware statutes.

2.4 Certificate of Formation; Limited Liability Company Agreement. From and after the DE Effective Time, (a) the certificate of formation of DIA in effect immediately prior to the DE Effective Time shall be the certificate of formation of the Surviving Company, until amended in accordance with applicable law, and (b) the limited liability company agreement of Merger Sub in effect immediately prior to the DE Effective Time shall be the limited liability company agreement of the Surviving Company, until amended in accordance with applicable law.

2.5 Officers. From and after the DE Effective Time, (a) the officers of the Surviving Company shall be the officers of Merger Sub in office immediately prior to the DE Effective Time, and (b) each such officer shall have the same title as such officer had as an officer of Merger Sub immediately prior to the DE Effective Time, and shall serve as such until his or her respective successor is duly elected and qualified or his or her earlier death, resignation or removal.

2.6 Impact on Limited Liability Company Interests. Subject to the terms and conditions of this Agreement, at the DE Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, DIA or the Members:

(a) All limited liability company interests of DIA held by the respective Members shall be converted into and represent the right to receive, without interest, cash in an aggregate amount, for all of such limited liability company interests, equal to the Merger Purchase Price, which shall be payable as provided in Section 2.7 of this Agreement.

(b) Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the DE Effective Time shall be converted into and shall remain

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outstanding as a limited liability company interest of the Surviving Company and shall be held by HHC Delaware as the sole member of the Surviving Company.

2.7 Merger Purchase Price. The total consideration payable to the Members pursuant to the Merger (the “Merger Purchase Price”) shall be Seven Million Three Hundred Thousand Dollars ($7,300,000), less the aggregate amount of the outstanding principal and unpaid accrued interest as of the DE Effective Time on the HUD Loan, plus the aggregate amount of funds of DIA as of the DE Closing Date escrowed with the HUD Lender for taxes, insurance, mortgage insurance premiums, replacements or other items which require funds to be escrowed pursuant to the HUD Loan (the “HUD Escrow Funds”) but only to the extent such HUD Escrow Funds are not included in the Net Assets calculation under Section 1.12 of the Amended Focus Agreement. On the terms and subject to the conditions of this Agreement, at the DE Closing, the Merger Purchase Price shall be delivered by Horizon to the Members by wire transfer to an account designated by the Seller Representative; provided, however, Horizon shall be entitled to offset against the Merger Purchase Price any costs, expenses or Taxes owed or payable by any Seller under Section 12.9 of the Amended Focus Agreement with respect to the transactions contemplated by this Agreement, and not paid by Sellers as provided therein, and any costs paid or payable relating to obtaining the HUD Approval under Section 9.8(e) of the Amended Focus Agreement.

ARTICLE 3

PURCHASE AND SALE OF FOCUS DE ASSETS

3.1 Transfer of Focus DE Assets. Effective as of the DE Effective Time, Focus DE shall sell, assign, transfer, convey and deliver to HHC Delaware, free and clear of any Liens other than Permitted Encumbrances, and HHC Delaware shall acquire, all right, title and interest in and to all assets and properties of Focus DE, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, owned by Focus DE, including the Focus DE Assets, but excluding the Focus DE Excluded Assets.

3.2 Focus DE Excluded Assets. Notwithstanding anything to the contrary in Section 3.1, the Focus DE Excluded Assets (and the DIA Excluded Assets transferred to Focus DE pursuant to this Agreement) are not part of the sale and purchase contemplated hereunder, are excluded from the Focus DE Assets and shall remain the property of Focus DE after the DE Closing.

3.3 Focused DE Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the DE Closing, but effective as of the DE Effective Time, HHC Delaware shall assume and agree to discharge, pay or perform only the Focus DE Assumed Liabilities.

3.4 Focus DE Excluded Liabilities. Notwithstanding anything to the contrary in Section 3.3, HHC Delaware shall not assume or become responsible for any liabilities or obligations of Focus DE other than the Focus DE Assumed Liabilities, and the Focus DE Excluded Liabilities (including the DIA Excluded Liabilities transferred to Focus DE pursuant to this Agreement) shall be retained, paid, performed or discharged solely by Focus DE.

3.5 Focus DE Asset Purchase Price. The total consideration payable for the Focus DE Assets under this Agreement (the “Focus DE Asset Purchase Price”) shall be (a) Three Million Six Hundred Thousand Dollars ($3,600,000), but (i) subject to increase or decrease

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pursuant to Section 3.6 and (ii) subject to possible decrease pursuant to Section 4.10 of the Amended Focus Agreement, and (b) the assumption of the Focus DE Assumed Liabilities pursuant to Section 3.3. Two Million Dollars ($2,000,000) of such amount will be paid at the Closing of the transactions contemplated by the Amended Focus Agreement as the Additional Closing Purchase Price Payment. On the terms and subject to the conditions of this Agreement, at the DE Closing, the Focus DE Asset Purchase Price, subject to the adjustments set forth above in (a)(i) and (ii), less Two Million Dollars ($2,000,000), shall be delivered by HHC Delaware to the Seller Representative by wire transfer to an account designated by the Seller Representative.

3.6 Focus DE Purchase Price Adjustment. The Focus DE Asset Purchase Price shall be determined after making the adjustment provided for in this Section 3.6 based on the amount of cash and cash equivalents of Focus DE immediately prior to the DE Effective Time that are excluded from the Focus DE Assets as Focus DE Excluded Assets (the “Second Closing Cash Amount”). At or prior to the DE Closing, Focus DE and Purchaser shall calculate and mutually agree to (a) the amount of cash and cash equivalents of Focus DE immediately prior to the Effective Time of the Closing under the Amended Focus Agreement plus the aggregate amount of cash, if any, contributed by the Members to Focus DE after the Closing under the Amended Focus Agreement and prior to the DE Effective Time to fund operations of Focus DE relating to the Focus DE Assets (but excluding any funding related to the Focus DE Excluded Assets or Focus DE Excluded Liabilities) (collectively, the “First Closing Cash Amount”), and (b) the amount of the Second Closing Cash Amount. If the amount of the Second Closing Cash Amount exceeds the amount of the First Closing Cash Amount, at the DE Closing Focus DE shall pay to HHC Delaware, by wire transfer to an account designated by HHC Delaware, immediately available funds in an amount equal to the amount of such excess (or HHC Delaware in its sole discretion may offset any or all of such excess against the payment to be made by it at the DE Closing pursuant to the last sentence of Section 3.5). If the First Closing Cash Amount exceeds the Second Closing Cash Amount, at the DE Closing cash in an amount equal to the amount of such excess shall be delivered by HHC Delaware to Focus DE by wire transfer to an account designated by the Seller Representative. The payments and offsets made pursuant to this Section 3.6 shall be taken into account for purposes of determining the final Focus DE Asset Purchase Price, as contemplated by Section 3.5.

ARTICLE 4

DE CLOSING

4.1 DE Closing Date. Subject to the conditions provided for herein, the consummation of the transactions contemplated by this Agreement (the “DE Closing”) shall take place at such time as is mutually agreed to by Horizon and Focus DE (which date shall be as soon as reasonably possible after the HUD Approvals are obtained or the HUD Loan has been prepaid in full in accordance with Section 4.14 of the Amended Focus Agreement) (the date on which the DE Closing actually occurs, the “DE Closing Date”).

4.2 Items to be Delivered by DIA or Focus DE at DE Closing. At the DE Closing, DIA or Focus DE, as the case may be, shall deliver to Horizon, Merger Sub or HHC Delaware, as the case may be, the following items, duly executed by DIA, the Members or Focus DE, as the case may be, where appropriate and in the form provided for below or otherwise reasonably satisfactory to Horizon and counsel for Horizon:

(a) the Certificate of Merger;

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(b) a General Assignment, Bill of Sale and Assumption of Liabilities in form and substance reasonably satisfactory to HHC Delaware (the “HHC Delaware Bill of Sale”), and duly executed by Focus DE, conveying the Focus DE Assets to HHC Delaware, and pursuant to which HHC Delaware also assumes the Focus DE Assumed Liabilities;

(c) a General Assignment, Bill of Sale and Assumption of Liabilities in form and substance reasonably satisfactory to Horizon (the “DIA Bill of Sale”), and duly executed by DIA and Focus DE, conveying the DIA Excluded Assets and assigning the DIA Excluded Liabilities to Focus DE, without recourse or warranty of any kind, effective immediately prior to the DE Effective Time, and pursuant to which Focus DE also assumes the DIA Excluded Liabilities;

(d) a certificate of each of DIA and Focus DE, certifying to Horizon, Merger Sub and HHC Delaware that (i) all the representations and warranties of DIA and Focus DE, as the case may be, contained herein are true as of the DE Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, and (ii) each of DIA and Focus DE, as the case may be, has performed or complied with the covenants and agreements required of DIA and Focus DE, as the case may be, set forth in this Agreement to be performed or complied with by the DE Closing Date;

(e) complete releases (or bank release letters in a form reasonably acceptable to Horizon) of any and all pledges, liens, mortgages, security interests, restrictions, easements, conditions, covenants, charges, licenses, leases and other encumbrances of any nature whatsoever (collectively, “Liens”) with respect to (i) the DIA Assets, other than Permitted Encumbrances securing the HUD Loan unless the HUD Loan shall have been prepaid in full in accordance with Section 4.14 of the Amended Focus Agreement, in which case complete releases of all Liens shall be provided with respect to the DIA Assets, (ii) the limited liability company interests of DIA held by the Members, and (iii) the Focus DE Assets;

(f) all consents required for the transfer of the DIA Excluded Assets and the DIA Excluded Liabilities to Focus DE and for the transfer of the Focus DE Assets to HHC Delaware as contemplated hereby required to prevent a violation or breach of any contract or agreement to which DIA or Focus DE, as the case may be, is a party or by which it is bound except for those Contracts and Leases as to which the provisions of clauses (a) or (b) of the first sentence of Section 7.5 of the Amended Focus Agreement, and the provisions of the second sentence of Section 7.5 of the Amended Focus Agreement, if applicable to the Contract or Lease in question, have been satisfied;

(g) an Assignment and Assumption of Real Estate Lease in form reasonably satisfactory to Horizon and the Seller Representative, pursuant to which Focus DE will assign its interest, as tenant, in that certain Lease Agreement dated as of January 19, 1999, by and between Focus DE and DIA (as amended, the “DE Lease”) to Horizon or its Designee (the “DE Assignment of Lease”); and

(h) such other instruments or other documents which are reasonably necessary to carry out the DE Transactions and to comply with the terms hereof or which Horizon or a title company issuing one of the Title Policies may otherwise reasonably request, including any of the

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 10

other items of the type to be delivered by Sellers at the Closing under Section 1.9 of the Amended Focus Agreement as may be appropriate to the DE Transactions.

4.3 Items to be Delivered by Horizon, Merger Sub and HHC Delaware at the DE Closing. At the DE Closing, Horizon, Merger Sub and HHC Delaware, as the case may be, shall execute and deliver or cause to be delivered to DIA (or to the Members in the case of Section 4.3(a) below) or to Focus DE, as may be appropriate, the following, duly executed by Horizon, Merger Sub or HHC Delaware, as the case may be, where appropriate:

(a) subject to adjustments contemplated therein, the Merger Purchase Price shall be paid to the Members in accordance with Section 2.7 and the Focus DE Asset Purchase Price shall be paid by HHC Delaware to Focus DE in accordance with Section 3.5, in each such case, by wire transfer to the account specified by the Seller Representative, which account the Seller Representative shall specify to Horizon not less than three (3) business days prior to the DE Closing Date in writing;

(b) the HHC Delaware Bill of Sale duly executed by HHC Delaware and the DE Assignment of Lease duly executed by Horizon or its Designee;

(c) an original certificate of existence and good standing, or comparable status, issued by the Delaware Secretary of State for each of Horizon, Merger Sub and HHC Delaware dated no earlier than a date which is fourteen (14) calendar days prior to the DE Closing Date;

(d) a certificate of each of Horizon, Merger Sub and HHC Delaware, executed by the President or any Vice President of Horizon, Merger Sub or HHC Delaware, as the case may be, certifying that (i) all the representations and warranties of Horizon, Merger Sub or HHC Delaware, as the case may be, contained herein are true as of the DE Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, and (ii) Horizon, Merger Sub or HHC Delaware, as the case may be, has performed or complied with the covenants and agreements required of Horizon, Merger Sub or HHC Delaware, as the case may be, set forth in this Agreement required to be performed or complied with by the DE Closing Date;

(e) a certificate of Horizon, Merger Sub or HHC Delaware, as the case may be, executed by the corporate Secretary of Horizon, HHC Delaware or Merger Sub, as the case may be, certifying to DIA or Focus DE, as the case may be, (i) the incumbency of the officers of Horizon, Merger Sub or HHC Delaware, as the case may be, on the Restatement Execution Date and on the DE Closing Date and bearing the authentic signatures of all such officers, who shall execute this Agreement or any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the member of Merger Sub or of the Board of Directors of Horizon or HHC Delaware, as the case may be, authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Horizon, Merger Sub or HHC Delaware, as the case may be, and that such resolutions have not been amended or rescinded and remain in full force and effect on the DE Closing Date; and

(f) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 11

comply with the terms hereof or which may be reasonably requested by the Seller Representative, including any of the other items of the type to be delivered by Horizon at the Closing under Section 1.10 of the Amended Focus Agreement as may be appropriate to the DE Transactions.

4.4 Net Assets Adjustments. The adjustments with respect to Estimated Net Assets and Closing Date Net Assets of the Companies shall be calculated and paid under the terms of the Net Asset adjustments provided for in Section 1.12 of the Amended Focus Agreement (even if the DE Closing has not yet occurred), and shall not affect the Merger Purchase Price payable to the Members pursuant to Section 2.7 of this Agreement or the Focus DE Asset Purchase Price payable to the Seller Representative pursuant to Section 3.5 of this Agreement.

4.5 Risk of Loss.

(a) The risk of loss or damage to any of the DIA Assets or the Focus DE Assets shall be governed by Section 1.13 of the Amended Focus Agreement.

(b) With respect to the DE Facility, if prior to the DE Closing, all or any part of the Real Property or other Assets of DIA or of Focus DE are damaged or destroyed by fire or the elements or by any other cause or becomes subject to an eminent domain or condemnation proceeding, the provisions of Section 1.13 of the Amended Focus Agreement shall be applicable, except (a) references to “Purchaser” shall refer to Horizon or HHC Delaware, as the case may be, (b) in the case of DIA, any insurance proceeds or award in a condemnation proceeding received by DIA shall be retained by DIA, (c) in the case of DIA, any applicable deductibles to be paid by Sellers shall instead be paid by Sellers (excluding DIA) to DIA and shall be retained by DIA, and (d) the costs of any review by an Independent Consultant relating to DIA shall be paid one-half by Sellers (excluding DIA) and one-half by Horizon.

4.6 Seller Representative. Prior to the DE Closing, DIA and Focus DE each hereby constitutes and appoints Seller Representative, LLC, a Tennessee limited liability company, as its representative and true and lawful attorney in fact (the “Seller Representative”), with full power and authority in each of their names and on behalf of each of them in accordance with the terms of Section 1.14 of the Amended Focus Agreement as if DIA and Focus DE each were a “Seller”, and references in Section 1.14 of the Amended Focus Agreement to “this Agreement” or particular sections in the Amended Focus Agreement shall also be deemed to refer to this Agreement and any comparable sections of this Agreement with appropriate adjustments for the nature of the DE Transactions as necessary. Notwithstanding any other provision to the contrary in this Section 4.6 or in Section 1.14 of the Amended Focus Agreement, the Seller Representative’s power and authority and ability to act with respect to DIA shall terminate as of the DE Effective Time.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

5.1 Representations from Amended Focus Agreement. As of the Restatement Execution Date, each of the Companies represents and warrants and, as of the DE Closing Date, will represent and warrant, to Horizon, HHC Delaware and Merger Sub hereunder the representations and warranties of a “Seller” under Article 2 of the Amended Focus Agreement to the extent applicable to either of the Companies, except that for purposes hereof references to

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 12

“this Agreement” be deemed to be references to this Agreement, references to the “Closing,” “Closing Date,” or the “Effective Time” shall be deemed to be references to the “DE Closing,” “DE Closing Date” and “DE Effective Time,” respectively, references to the “transactions contemplated by this Agreement” shall mean the DE Transactions, and references to the “Assumed Liabilities” shall mean, in the case of DIA, the DIA Retained Liabilities and, in the case of Focus DE, the Focus DE Assumed Liabilities.

5.2 Additional Representations and Warranties of DIA. As of the Restatement Execution Date, DIA represents and warrants and, as of the DE Closing Date, DIA will represent and warrant, to Horizon, HHC Delaware and Merger Sub as follows:

(a) DIA has delivered to Horizon or Horizon’s counsel complete and accurate copies, in all material respects, of (i) its certificate of formation and limited liability company agreement, and (ii) its minute books and its limited liability company interest ownership and transfer records. The minutes of meetings or consents in lieu of meetings contained in such minute books of DIA accurately reflect all proceedings of and decisions and actions by the Members, board of managers and each committee of the board of managers of DIA. Each such limited liability company interest ledger and related limited liability company interest transfer records contains a true, correct and complete record of the original limited liability company interest issuance, limited liability company interest transfer and other capitalization matters of the limited liability company interests of DIA.

(b) DIA’s authorized equity consists of limited liability company interests which are held of record only by the Members. All of the outstanding limited liability company interests of DIA have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued limited liability company interests of DIA were issued, and to the extent purchased by DIA or transferred, have been so purchased or transferred, in compliance with all applicable Legal Requirements, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any Member and any other Person. There are no subscriptions, options, warrants, rights (including “phantom” stock rights), convertible securities or other agreements or commitments (contingent or otherwise) of any character (written or oral) pursuant to which DIA is required to issue any limited liability company interests or any securities convertible into or exchangeable for its limited liability company interests, or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of limited liability company interests of DIA or any rights to participate in the equity or net income of DIA. As of the DE Closing Date, there will be no outstanding subscriptions, options, warrants, rights or any other agreements or commitments of any kind or any convertible or exchangeable securities of the sort described in the immediately preceding sentence. There are no other agreements between the Members, other than the limited liability company agreement of DIA, or to which DIA or either Member is a party or by which any of them is bound, with respect to the transfer or voting of any limited liability company interest of DIA.

(c) Except as set forth in Schedule 7.5 to the Amended Focus Agreement, the execution, delivery and performance by DIA of this Agreement and the consummation by DIA and each Member of the DE Transactions will not require any consent or other action by or in respect of, or declaration or filing with, any governmental authority or any other Person.

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(d) The execution and delivery of this Agreement by DIA and the consummation by DIA and each Member of the DE Transactions will not conflict with or result in a violation of any Legal Requirement applicable to DIA or either Member or result in a violation or breach of, conflict with, constitute a default (whether or not upon notice or lapse of time or both) under, give to any Person any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien upon any asset owned by either Member under, any of the terms, conditions or provisions of any agreement, instrument or obligation to which either Member is a party, or by which either Member or any of his properties or assets is or may be bound.

(e) Each Member is the unconditional sole legal, beneficial, record and equitable owner of fifty percent (50%) of the outstanding limited liability company interests of DIA, free and clear of any and all Liens, claims, options, voting agreements or trusts, proxies, preemptive rights, rights of first refusal or other restrictions or interests of any kind or nature whatsoever except the limited liability company agreement of DIA. There are no accrued, unpaid distributions owed to either Member with respect to any limited liability company interests of DIA.

(f) Neither Member is subject to any order, injunction or decree that would have an adverse effect on the consummation of the DE Transactions. There is no Proceeding pending and, to the knowledge of DIA, no Person has threatened to commence any Proceeding, that would reasonably be expected to have an adverse effect on the ability of DIA to comply with or perform any of DIA’s covenants or obligations under this Agreement and, to the knowledge of DIA, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(g) No agent, broker, firm or other Person acting on behalf of DIA or either Member is, or shall be, entitled to any commission or broker’s or finder’s fees from DIA or Horizon in connection with any of the transactions contemplated by this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HORIZON

As of the Restatement Execution Date, Horizon represents and warrants and, as of the DE Closing Date, Horizon will represent and warrant, to the Companies the representations of Purchaser contained in Article 3 of the Amended Focus Agreement to the extent applicable to it and the DE Transactions, except that for purposes hereof, references to “this Agreement” shall be deemed to be references to this Agreement and references to the “transactions contemplated by this Agreement” shall be deemed to be references to the DE Transactions.

ARTICLE 7

COVENANTS OF COMPANIES

7.1 Amended Focus Agreement Covenants. Each of the Companies covenants to comply with the pre-Closing covenants of Sellers contained in Article 4 of the Amended Focus Agreement to the extent applicable to such Company and the DE Transactions; provided however, that each Company covenants to do so until the DE Closing Date or until this Agreement is terminated.

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7.2 Additional Negative Covenants. From the Restatement Execution Date until consummation of the DE Closing, neither of the Companies shall, without the prior written consent of Horizon or except as may be required by law:

(a) amend or terminate any of its limited liability company organizational or governance documents;

(b) issue, convey or transfer any limited liability company interests or any options, rights, appreciation rights, convertible securities or other securities or similar instruments, or grant to any Person the right to share in the equity, income or distributions or receive any payment based on any of the foregoing;

(c) except for the withdrawal of cash permitted by Section 3.6 hereof, pay or declare any dividend or distribution to any member of either Company, or pay or agree to pay any payment to any Related Person of any Owner other than regularly scheduled lease payments made by Focus DE to DIA pursuant to the DE Lease; or

(d) terminate any Seller APE Agreement with respect to the DE Facility.

7.3 Additional Affirmative Covenants. From the Restatement Execution Date until consummation of the DE Closing, each of the Companies shall, except as may be required by law or with the prior written consent of Horizon:

(a) keep proper books and records of account (including without limitation with respect to its assets, liabilities, revenues, expenses, cash receipts and cash disbursements) in which full, true and correct entries will be made of its transactions in accordance with generally sound business practices and the Companies’ past practices. At all reasonable times and upon reasonable prior notice from Horizon, the Companies shall permit Horizon or its representative to inspect or audit such books and records; and

(b) in the case of DIA, continue to make all payments and otherwise perform its obligations under the HUD Loan.

7.4 Additional Covenants Relating to Obtaining HUD Approval. Horizon and the Companies agree to actively pursue in good faith the timely obtaining of the HUD Approval including, subject to the terms hereof, the execution and delivery of such documents in connection therewith which HUD may require. Subject to the proviso in the last sentence of Section 2.7, the cost of obtaining the HUD Approval shall be borne by Sellers under the Amended Focus Agreement (other than DIA and Focus DE). Moreover, the Companies agree, at the expense of Sellers under the Amended Focus Agreement (other than DIA and Focus DE), prior to the DE Closing (a) to promptly correct (if not heretofore corrected) the physical deficiencies and the EH&S violations set forth in HUD’s physical inspection report (“Inspection Report”) of the DE Facility dated December 30, 2005, and (b) to provide HUD as soon as possible with certifications that the repairs required by the Inspection Report have been made. If prior to the issuance of the HUD Approval, HUD shall not have reinspected the DE Facility and cleared the deficiencies set forth in the Inspection Report, Sellers under the Amended Focus Agreement (other than DIA and Focus DE) shall be solely responsible for the cost of clearing any of the deficiencies in the Inspection Report not cleared by HUD as a result of HUD’s reinspection of the DE Facility after the DE Closing. The Companies agree to operate the DE Facility in accordance with HUD’s rules and regulations at all times prior to the DE Effective Time.

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 15

ARTICLE 8

COVENANTS OF HORIZON

Horizon covenants to comply with the covenants of Purchaser contained in Article 5 (other than Section 5.5) of the Amended Focus Agreement to the extent applicable to Horizon and the DE Transactions; provided, however, that Horizon covenants to do so until the DE Closing Date or until this Agreement is terminated.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES

Except to the extent specifically waived in writing by the Seller Representative in whole or in part at or prior to the DE Closing, each of the Companies’ obligations to close the DE Transactions shall be subject to the satisfaction at or prior to the DE Closing of each of the conditions contained in Article 6 (other than Sections 6.6 and 6.7) of the Amended Focus Agreement (notwithstanding whether the Closing of the transactions contemplated by the Amended Focus Agreement has occurred), except that for purposes hereof (a) references to “this Agreement” be deemed to be references to this Agreement, (b) references to the “transactions contemplated by this Agreement” shall be deemed to be references to the DE Transactions, and (c) if the HUD Loan has been prepaid in full pursuant to Section 4.14 of the Amended Focus Agreement, any condition herein that the HUD Approvals be obtained shall be deemed to be satisfied. In addition, prior to the DE Closing, Horizon, HHC Delaware and Merger Sub shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by them pursuant to Section 4.3.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF HORIZON

10.1 Amended Focus Agreement Conditions Precedent to Obligations of Horizon. Except to the extent specifically waived in writing by Horizon in whole or in part at or prior to the DE Closing, Horizon’s, Merger Sub’s and HHC Delaware’s obligation to close the DE Transactions shall be subject to the satisfaction at or prior to the DE Closing of each of the conditions contained in Article 7 (except Sections 7.8(a), 7.9, 7.12, 7.13 and 7.14) of the Amended Focus Agreement (notwithstanding whether the Closing of the transactions contemplated by the Amended Focus Agreement has occurred), except that for purposes hereof (a) references in Article 7 to “this Agreement” be deemed to be references to this Agreement, (b) references in Article 7 to the “transactions contemplated by this Agreement” shall mean the DE Transactions, and (c) if the HUD Loan has been prepaid in full pursuant to Section 4.14 of the Amended Focus Agreement, any condition herein that the HUD Approvals be obtained shall be deemed to be satisfied.

10.2 Additional Conditions Precedent to Obligations of Horizon. Except to the extent specifically waived in writing by Horizon in whole or in part at or prior to the Closing, Horizon’s, Merger Sub’s and HHC Delaware’s obligation to consummate the Merger, to purchase the Focus DE Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions at or prior to the DE Closing:

(a) Focus DE shall have amended the Seller APE Lease with respect to the Facility Workers at the DE Facility to the reasonable satisfaction of Horizon, such that effective as of the DE Effective Time, none of the Facility Workers at the DE Facility will be leased to Focus DE pursuant to such lease. Horizon and APE shall have entered into an agreement, in form and substance reasonably satisfactory to Horizon, for the lease of the Facility Workers at the DE Facility by APE to Horizon or its Designees commencing as of the DE Effective Time.

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(b) Prior to the DE Closing, the Companies shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by them pursuant to Section 4.2.

(c) The Delaware Remediation described in Section 4.10 of the Amended Focus Agreement shall have been completed by Focus DE (but paid for by Sellers under the Amended Focus Agreement (other than Focus DE and DIA)) to the reasonable satisfaction of Horizon, or Horizon shall have received the credit against the Focus DE Asset Purchase Price as described in Section 4.10 of the Amended Focus Agreement.

(d) In the event that DIA has prepaid or elected to prepay in full the HUD Loan as contemplated by Section 4.14 of the Amended Focus Agreement, Sellers (other than Focus DE and DIA) shall have paid all prepayment penalties, premiums, costs and expenses assessed under the HUD Loan in connection with the prepayment, and shall have caused all Liens relating to the HUD Loan to be released to the reasonable satisfaction of Horizon’s counsel.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated as set forth below in this Section 11.1, at any time prior to the DE Closing, but only after either the Amended Focus Agreement has been terminated or the transactions contemplated by such agreement have been consummated:

(a) automatically, with no action required on the part of the Parties, if the Amended Focus Agreement is terminated prior to the closing of the transactions contemplated thereby; or

(b) by Horizon in writing to the Seller Representative if (i) all applicable HUD Approvals have not been obtained or have been denied or (ii) all conditions precedent to the DE Closing contained in Article 10 shall not have been satisfied, in the case of either clause (i) or clause (ii), on or before November 30, 2006.

11.2 Effect of Termination; Other Matters. Except as expressly provided below in this Section 11.2, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall be void and all obligations of the parties hereto under this Agreement shall terminate; provided, however, that the obligations in Section 5.2 of the Amended Focus Agreement, this Section 11.2, and Article 15 of this Agreement (excluding Section 12.13 of the Amended Focus Agreement)

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 17

shall survive any termination of this Agreement, and the obligations in Section 1.7(ii) of the Amended Focus Agreement, relating to repayment of the Additional Closing Purchase Price Payment, and in Section 1.12(f) of the Amended Focus Agreement, relating to repayment of the Net Cash relating to the Companies, shall survive termination of this Agreement.

ARTICLE 12

POST-CLOSING MATTERS

After the DE Closing, the Parties hereto hereby agree to comply with any applicable Post-Closing Matters provisions contained in Article 9 of the Amended Focus Agreement.

ARTICLE 13

SURVIVAL AND INDEMNIFICATION

After the DE Closing, the Survival and Indemnification provisions contained in Article 10 of the Amended Focus Agreement shall apply to this Agreement, except that as provided therein. After the DE Closing DIA shall be deemed to be a Purchaser Indemnified Person and not a Seller.

ARTICLE 14

TAX AND COST REPORT MATTERS

14.1 Tax and Cost Report Matters.

(a) After the DE Closing, the Parties shall comply with the applicable provisions of Sections 11.1 and 11.2 of the Amended Focus Agreement.

(b) After the DE Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities with respect to the Companies or the operation of the DE Facility or ownership of the DIA Assets or Focus DE Assets for all periods prior to the DE Effective Time, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(c) The Parties shall cooperate with each other, and shall cause their respective representatives and attorneys to cooperate with each other, in obtaining any tax clearance certificates or similar documentation necessary for avoiding Tax withholding with respect to the payment of the Merger Purchase Price or the Focus DE Asset Purchase Price. Horizon shall be entitled to withhold amounts from the Merger Purchase Price or the Focus DE Asset Purchase Price and pay such amounts over to applicable tax authorities as required under applicable Tax laws, and any such withholding tax payments shall be deemed to be a payment to Members or Focus DE, as the case may be, in accordance with the requirements of this Agreement.

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ARTICLE 15

MISCELLANEOUS PROVISIONS

The Parties hereto agree to be bound by the terms of Article 12, Miscellaneous Provisions, contained in the Amended Focus Agreement, except that for purposes hereof the following provisions shall replace those provisions in Article 12 of the Amended Focus Agreement with the same subject matter as follows:

15.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware and without regard to conflicts-of-laws principles that would require the application of any other law. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under or in connection with this Agreement or the DE Transactions.

15.2 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a Party may designate by notice to the other Parties):

If to the Companies prior to DE Closing, to Focus DE after the DE Closing, to any Member or to the Seller Representative:	Seller Representative, LLC
7201 Shallowford Road, Suite 200
Chattanooga, TN 37421
Attention: Chief Manager
Facsimile No.: (423) 308-1844

With a copy to:	Hugh Sharber
Miller & Martin PLLC
Suite 1000, Volunteer Building
832 Georgia Avenue
Chattanooga, TN 37402
Facsimile No.: (423) 785-8480

If to Horizon, HHC Delaware or Merger Sub, or to DIA after the DE Closing:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

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With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Facsimile No.: (214) 651-4330

(Remainder of Page Intentionally Left Blank)

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 20

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the Restatement Execution Date.

HORIZON:		DIA:

HORIZON HEALTH CORPORATION		DELAWARE INVESTMENT ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ DONALD W. THAYER	By:	/s/ BYRON DEFOOR
Name:	Donald W. Thayer	Name:	Byron DeFoor
Title:	Executive Vice President	Title:	Manager

HHC DELAWARE:		FOCUS DE:

HHC DELAWARE, INC.		FOCUS HEALTHCARE OF DELAWARE, LLC, a Delaware limited liability company

By:	/s/ DAVID K. MEYERCORD	By:	/s/ BYRON DEFOOR
Name:	David K. Meyercord	Name:	Byron DeFoor
Title:	Executive Vice President	Title:	Manager

THE MERGER SUB:

HHC REALTY INVESTMENTS, LLC

By:	/s/ DAVID K. MEYERCORD
Name:	David K. Meyercord
Title:	Executive Vice President

AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT – Page 21

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

UNDER THE AGREEMENT AND PLAN OF MERGER

AND ASSET PURCHASE AGREEMENT

The undersigned, being the Seller Representative designated in Section 1.14 of the Amended and Restated Asset Purchase Agreement (Focus) dated as of the Restatement Execution Date, and pursuant to Section 1.14 of the preceding Agreement and Plan of Merger and Asset Purchase Agreement, agrees to serve as the Seller Representative and to be bound by the terms of such Amended and Restated Asset Purchase Agreement (Focus) and the terms of such Agreement and Plan of Merger and Asset Purchase Agreement pertaining thereto. This Acceptance and Agreement is executed and delivered as of the Restatement Execution Date.

SELLER REPRESENTATIVE, LLC

By:	/s/ BYRON DEFOOR
Name:	Byron DeFoor
Title:	Manager

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